Perma-Fix Achieves Profitability for the Second Quarter of 2018

ATLANTA – August 8, 2018 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2018.

Second quarter 2018 financial highlights:

●	Revenue for the second quarter of 2018 increased to $13.2 million versus $12.7 million for the same period last year
●	Gross profit included $1.2 million of closure costs related to the M&EC facility; and excluding these costs, gross profit would have increased to $3.3 million versus $2.4 million for the second quarter of 2017
●	Achieves second consecutive quarter of positive net income
●	Achieved adjusted EBITDA (defined below) of $846,000 compared to $586,000 for the same period last year (see reconciliation to GAAP below)

Mark Duff, President and CEO of the Company, commented, “We achieved another solid quarter of revenue growth and profitability, which reflects the success of our new sales strategies and increased focus on delivering innovative solutions to our clients. We achieved these results despite continued activities related to the closure of our M&EC facility, which impacted both revenue and gross profit. Nevertheless, we generated $846,000 of adjusted EBITDA and achieved net income attributable to stockholders of $610,000 for the second quarter of 2018. Within our Treatment Segment, we head into the third quarter with backlog in excess of $7 million which is a positive indicator for the second half of the year. Within our Services Segment, revenue increased by $929,000 or 30.1% for the second quarter of 2018. We have worked hard to increase our bidding activity and proposal quality within the Services Segment and we expect to see the results of these initiatives in the next two quarters. Heading into the second half of the year, we remain optimistic for the balance of 2018 based on our current sales pipeline and the improved Department of Energy (DOE) budget. Through several recent facility upgrades and technology deployments, we believe Perma-Fix is positioned in the future to support new procurements within the DOE as well as providing continued support to the Test Bed Initiative at Hanford.

Financial Results

Revenue for the second quarter of 2018 was approximately $13.2 million versus approximately $12.7 million for the same period last year. Revenue from the Services Segment was $4.0 million versus $3.1 million for the same period in 2017. Our Services Segment revenues are project based; as such, the scope, duration and completion of each project vary. As a result, our Services Segment revenues are subject to differences relating to timing and project value. Revenue for the Treatment Segment was $9.2 million compared to $9.6 million for the same period in 2017. The decrease was primarily due to lower waste volume and lower averaged price waste resulting from waste mix. Our Treatment Segment revenue was impacted by the pending closure of our M&EC subsidiary which had a revenue decrease of approximately $1.6 million from the second quarter of 2017 to the second quarter of 2018; however, revenue for our remaining Treatment Segment subsidiaries increased by approximately $1.2 million as we continue to transition operational capabilities from our M&EC subsidiary to our other Treatment Segment subsidiaries.

Gross profit for the second quarter of 2018 was $2.0 million versus $2.4 million for the second quarter of 2017. Gross profit for the second quarter of 2018 included approximately $1.2 million of additional closure costs recorded for our M&EC facility in connection with the pending closure of the facility. Excluding the additional closure costs, gross profit for the second quarter of 2018 would have been approximately $3.3 million, an increase of $904,000 or 38.4% from the corresponding period of 2017, which was primarily due to increased revenue and the reduction in our fixed costs. Excluding the additional closure costs recorded, gross margin would have increased to 24.8% from 18.5%.

Operating loss for the second quarter of 2018 was $799,000 versus an operating loss of $1.1 million for the second quarter of 2017. Operating loss for the second quarter of 2018 included the closure costs of $1.2 million as discussed above. Net income attributable to common stockholders for the second quarter of 2018 was $610,000 or $0.05 per share, versus net loss of $1.2 million or ($0.10) per share, for the same period in 2017. Net income attributable to common stockholders for the second quarter of 2018 included a net gain of approximately $1.6 million resulting from the exchange of the Series B Preferred Stock of the Company’s M&EC subsidiary for the Company’s Common Stock in a private placement exchange offer, which was consummated on May 30, 2018.

The Company had Adjusted EBITDA of $846,000 from continuing operations during the quarter ended June 30, 2018, as compared to Adjusted EBITDA of $586,000 for the same period of 2017. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, closure costs accrued for M&EC subsidiary, and net gain on exchange offer of Series B Preferred Stock of M&EC. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and six months ended June 30, 2018 and 2017.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2018	2017	2018	2017
Income (loss) from continuing operations	$788	$(1,226)	$1,040	$(1,901)

Adjustments:
Depreciation & amortization	359	1,133	731	2,288
Interest income	(81)	(36)	(130)	(71)
Interest expense	62	90	115	189
Interest expense - financing fees	9	9	18	18
Income tax expense	19	66	70	147

EBITDA	1,156	36	1,844	670

Research and development costs related to Medical Isotope project	71	550	172	750
Closure costs accrued for M&EC subsidiary	1,215	—	1,215	—
Net gain on exchange offer of Series B Preferred Stock of M&EC	(1,596)	—	(1,596)	—

Adjusted EBITDA	$846	$586	$1,635	$1,420

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Six Months Ended
	June 30, 2018			June 30, 2018
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,146	$4,014	$—	$18,105	$7,712	$—
Gross profit	1,523	520	—	4,303	1,060	—
Segment profit (loss)	2,014	116	(71)	3,707	31	(172)

	Three Months Ended			Six Months Ended
	June 30, 2017			June 30, 2017
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,630	$3,085	$—	$19,665	$5,757	$—
Gross profit	2,174	180	—	4,861	212	—
Segment profit (loss)	1,173	(553)	(550)	2,695	(1,260)	(750)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Wednesday, August 8, 2018. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. August 15, 2018, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 36508.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: our backlog which is a positive indicator for the second half of the year; results of our initiatives in the next two quarters; optimistic based on our current sales pipeline and improved DOE budget; and positioned to support new procurements within the DOE as well as providing continued support to the Test bed Initiative at Hanford. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; failure of Congress to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2017 Form 10-K and Forms 10-Q for quarters ended March 31, 2018 and June 30, 2018. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2018	2017	2018	2017

Net revenues	$13,160	$12,715	$25,817	$25,422
Cost of goods sold	11,117	10,361	20,454	20,349
Gross profit	2,043	2,354	5,363	5,073

Selling, general and administrative expenses	2,640	2,833	5,420	5,684
Research and development	219	619	451	1,008
Gain on disposal of property and equipment	(17)	(1)	(25)	(1)
Loss from operations	(799)	(1,097)	(483)	(1,618)

Other income (expense):
Interest income	81	36	130	71
Interest expense	(62)	(90)	(115)	(189)
Interest expense-financing fees	(9)	(9)	(18)	(18)
Net gain on exchange offer of Series B Preferred Stock of subsidiary	1,596	—	1,596	—
Income (loss) from continuing operations before taxes	807	(1,160)	1,110	(1,754)
Income tax expense	19	66	70	147
Income (loss) from continuing operations, net of taxes	788	(1,226)	1,040	(1,901)

Loss from discontinued operations (net of taxes of $0)	(206)	(160)	(363)	(291)
Net income (loss)	582	(1,386)	677	(2,192)

Net loss attributable to non-controlling interest	(28)	(217)	(68)	(296)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$610	$(1,169)	$745	$(1,896)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.07	$(.09)	$.09	$(.14)
Discontinued operations	(.02)	(.01)	(.03)	(.02)
Net income (loss) per common share	$.05	$(.10)	$.06	$(.16)

Number of common shares used in computing net income (loss) per share:
Basic	11,813	11,698	11,780	11,690
Diluted	11,913	11,698	11,849	11,690

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(Amounts in Thousands, Except for Share and Per Share Amounts)	June 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and equivalents	$2,184	$1,063
Account receivable, net of allowance for doubtful accounts of $153 and $720, respectively	6,075	7,940
Unbilled receivables	3,018	4,547
Other current assets	3,186	3,674
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	94	89
Total current assets	14,557	17,313

Net property and equipment	15,074	14,870
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81
Intangibles and other assets	26,926	27,079
Other assets related to discontinued operations	157	195
Total assets	$56,795	$59,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$17,419	$18,676
Current liabilities related to discontinued operations	512	905
Total current liabilities	17,931	19,581

Long-term liabilities	9,705	11,152
Long-term liabilities related to discontinued operations	795	359
Total liabilities	28,431	31,092
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $0 par value; 1,467,396 shares authorized, 0 and 1,284,730 shares issued, respectively; 0 and 1,284,730 shares outstanding, respectively; liquidation value $1.00 per share plus accrued and unpaid dividends of $0 and $955, respectively	—	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,915,184 and 11,738,623 shares issued, respectively; 11,907,542 and 11,730,981 shares outstanding, respectively	12	12
Additional paid-in capital	107,317	106,417
Accumulated deficit	(77,465)	(77,893)
Accumulated other comprehensive loss	(169)	(112)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	29,607	28,336
Non-controlling interest in subsidiary	(1,243)	(1,175)
Total stockholders’ equity	28,364	27,161

Total liabilities and stockholders’ equity	$56,795	$59,538